Exhibit 99.1

News Release

For further information contact:

Stephen R. Theroux

Executive Vice President

Phone: (603) 863-0886

FOR IMMEDIATE RELEASE

February 7, 2005

NEW HAMPSHIRE THRIFT BANCSHARES, INC. ANNOUNCES 2 FOR 1 STOCK SPLIT

Newport, New Hampshire, February 7, 2005 – New Hampshire Thrift Bancshares, Inc. (Nasdaq: NHTB) (the “Company”), the holding company for Lake Sunapee Bank, fsb (the “Bank”), announced today a two for one stock split of the Company’s outstanding common stock, which will be effected in the form of a 100% stock dividend. The stock split entitles each shareholder of record on February 14, 2005 to receive one additional share for every share of Company common stock held on that date. Additional shares resulting from the split will be distributed by the Company’s transfer agent on or about February 28, 2005. The Company currently has approximately 2.083 million shares of common stock outstanding.

“The Board of Directors believes that this dividend will add value to the outstanding shares and provide an additional incentive for shareholders to hold the stock of New Hampshire Thrift Bancshares,” said Stephen W. Ensign, President and CEO of the Company. Mr. Ensign added, “We wanted to reward our shareholders for their constant belief in the Company and allow them to participate in our continued success.”

New Hampshire Thrift Bancshares, Inc. is the parent company of Lake Sunapee Bank, fsb, a federally-chartered stock savings bank providing a wide range of banking and financial services through fifteen offices strategically located within the greater Dartmouth-Lake Sunapee-Kearsarge Region of west-central New Hampshire. The Bank emphasizes consumer-oriented banking by originating residential mortgage commercial real estate loans and consumer loans, and by offering various deposit accounts and other financial services and products.

This release may contain “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s present expectations or beliefs concerning future events. The Company cautions that these forward-looking statements are subject to risks and uncertainties, including, but not limited to, changes in general economic conditions and changing competition which could cause actual future results to differ materially from indicated herein. The Company has no obligation to update any forward-looking statements upon the occurrence of future events. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission